Exhibit 99.1

TARP CERTIFICATION

I, Kessel D. Stelling, certify, based on my knowledge, that:

(i)
The compensation committee of Synovus Financial Corp. (“Synovus”) has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to Synovus;

(ii)
The compensation committee of Synovus has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Synovus and has identified any features of the employee compensation plans that pose risks to Synovus and has limited those features to ensure that Synovus is not unnecessarily exposed to risks;

(iii)
The compensation committee has reviewed at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Synovus to enhance the compensation of an employee and has limited any such features;

(iv)	The compensation committee of Synovus will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)	The compensation committee of Synovus will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Synovus;

(B)	Employee compensation plans that unnecessarily expose Synovus to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of Synovus to enhance the compensation of an employee;

(vi)
Synovus has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs or twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial documents or any other materially inaccurate performance metric criteria;

(vii)
Synovus has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii)
Synovus has limited bonus payments to is applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix)
Synovus and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)
Synovus will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi)
Synovus will disclose the amount, nature, and justification for the offering during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee subject to the bonus payment limitations identified in paragraph (viii);

(xii)
Synovus will disclose whether Synovus, the board of directors of Synovus, or the compensation committee of Synovus has engaged during any part of the most recently completed fiscal year that was a TARP period, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)
Synovus has prohibited payments of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv)	Synovus has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Synovus and Treasury, including any amendments;

(xv)
Synovus has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

February 25, 2013                /s/ Kessel D. Stelling
Date                    Kessel D. Stelling
President and Chief Executive Officer

2013 SEOs

Kessel D. Stelling, Jr.        Chairman and CEO            Synovus Bank
Thomas J. Prescott        EVP, Chief Financial Officer        Synovus Bank
Allen J. Gula, Jr.         EVP, Chief Operations Officer        Synovus Bank
Mark G. Holladay        EVP, Chief Risk Officer            Synovus Bank
Samuel F. Hatcher        EVP, General Counsel/Secretary        Synovus Bank

2013 TWENTY MOST HIGHLY COMPENSATED EMPLOYEES

Name            Title                    Employer
Robert W. Law        President                Synovus Securities, Inc.
Guy Leonard Sexton        Financial Services Manager III        Synovus Bank
Jeffrey Barton Singleton    EVP, Financial Management Svcs        Synovus Bank
Ashley Valentini        Area Sales Leader            Synovus Mortgage Corp.
Roy Dallis Copeland, Jr.    EVP, Chief Banking Officer        Synovus Bank
Kevin J. Howard        Chief Credit Officer            Synovus Bank
Donald D. Howard        Regional CEO                Synovus Bank
Charles W. Garnett        Regional CEO                Synovus Bank
Nelson S. Bean        Regional CEO                Synovus Bank
Allen T. Curry        Financial Consultant            Synovus Bank
D. Wayne Akins, Jr.         Chief Community Banking Officer        Synovus Bank
Ronald Allen Wood        Pvt Client Fin Consultant            Synovus Bank
Phillip G. Abshier        Financial Consultant            Synovus Securities, Inc.
Michael S. Butler        Financial Consultant            Synovus Securities, Inc.
Curtis J. Perry        Chief Commercial Officer            Synovus Bank
William J. Douglas        Regional CEO                Synovus Bank
William R. Nigh        Regional CEO                Synovus Bank
William R. Blanchard        Regional CEO                Synovus Bank
Mark J. Lane            Regional CEO                Synovus Bank
William H. Roach        President                GLOBALT, Inc.